Exhibit 5.2

Marc Wetherhill Associate General Counsel

PartnerRe Ltd. 90 Pitts Bay Road Pembroke HM 08 Bermuda	27 May 2008

Dear Sirs,

Registration Statement on Form S-3

I am Associate General Counsel for PartnerRe Ltd., a company incorporated under the laws of Bermuda (“PartnerRe”), in connection with the filing by PartnerRe and PartnerRe A LLC (“PartnerRe Finance”) of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 with the United States Securities and Exchange Commission (File No. 333-133573) (the “Registration Statement”), under which PartnerRe and PartnerRe Finance have registered under the United States Securities Act of 1933, as amended (the “Securities Act”) $250,000,000 aggregate principal amount of PartnerRe Finance’s 6.875% Senior Notes Due 2018 (the “Notes”). The Notes are to be issued pursuant to an Indenture and First Supplemental Indenture, each dated 27 May 2008 (together, the “Indenture”) among PartnerRe Finance, PartnerRe and The Bank of New York, as Trustee. The Notes are to be guaranteed pursuant to a Debt Securities Guarantee Agreement and First Supplemental Debt Securities Guarantee Agreement, each dated 27 May 2008 (together, the “Guarantee”) between PartnerRe and The Bank of New York, as Trustee.

Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

In stating my opinion I have reviewed such documents and have relied upon originals or certified copies of such documents as I have deemed relevant and necessary as a basis for such opinion, and I have not attempted independently to verify or establish the factual matters set forth in such documents.

Opinion

Based upon and subject to the foregoing and subject to the reservation set out below and to any matters not disclosed to me, I am of the opinion that PartnerRe has the power and authority to enter into the Indenture and the Guarantee; the execution, delivery and performance of its obligations under the Indenture and the Guarantee by PartnerRe have been duly and validly authorized by PartnerRe; and the Indenture and Guarantee have been duly executed and delivered by PartnerRe.

PartnerRe Ltd. Fifth Floor, Wellesley House South 90 Pitts Bay Road, Pembroke, HM 08, Bermuda	Tel: +1 441 292 0888 Fax: +1 441 292 7010	www.partnerre.com The thinking insurer’s reinsurer.

Marc Wetherhill Associate General Counsel

Reservation

I express no opinion as to any law other than Bermuda law and the opinion expressed herein does not relate to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

Disclosure

This opinion is addressed to you in connection with the offering of the Notes. I consent to the inclusion of this opinion as an Exhibit to the Registration Statement. I further consent to the reference to me under the caption “Validity of the Notes” in the prospectus supplement relating to the Notes. In neither case do I admit that I am an expert within the meaning of the Securities Act.

This opinion speaks as of its date and is strictly limited to the matters stated herein and I assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully, Marc Wetherhill Associate General Counsel

PartnerRe Ltd. Fifth Floor, Wellesley House South 90 Pitts Bay Road, Pembroke, HM 08, Bermuda	Tel: +1 441 292 0888 Fax: +1 441 292 7010	www.partnerre.com The thinking insurer’s reinsurer.

Marc Wetherhill Associate General Counsel

SCHEDULE

1.	A copy of Post-Effective Amendment No. 1 to the Registration Statement dated 19 May 2008.

2.	A copy of the Indenture among PartnerRe Finance A LLC, as issuer, PartnerRe Ltd., as guarantor, and The Bank of New York, as trustee.

3.	A copy of the First Supplemental Indenture among PartnerRe Finance A LLC, as issuer, PartnerRe Ltd., as guarantor, and The Bank of New York, as trustee.

4.	The Certificate of Incorporation, Memorandum of Association and Bye-Laws of PartnerRe.

5.	A copy of the Debt Securities Guarantee Agreement with respect to the senior debt securities to be issued by PartnerRe Finance A LLC.

6.	A copy of the First Supplemental Debt Securities Guarantee Agreement with respect to the senior debt securities to be issued by PartnerRe Finance A LLC.

PartnerRe Ltd. Fifth Floor, Wellesley House South 90 Pitts Bay Road, Pembroke, HM 08, Bermuda	Tel: +1 441 292 0888 Fax: +1 441 292 7010	www.partnerre.com The thinking insurer’s reinsurer.